News Release

FOR IMMEDIATE RELEASE	May 16, 2011

Rowan Announces Agreement to Sell LeTourneau Technologies, Inc.

HOUSTON, TEXAS – Rowan Companies, Inc. (“Rowan” or the “Company”) (NYSE: RDC) announced today that it has entered into a share purchase agreement (the “Agreement”) with Joy Global, Inc. (“Joy”) (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, to sell all shares of common stock held by Rowan in LeTourneau Technologies, Inc. (“LeTourneau”) for $1.1 billion in cash.  The Agreement is subject only to regulatory approval, which the Company expects to obtain within 60 days.

Matt Ralls, President and Chief Executive Officer, commented, “We are pleased to enter into this agreement with Joy to monetize our investment in LeTourneau.  This transaction is consistent with our stated strategy to separate non-core businesses, and we expect that most of the after-tax proceeds, estimated at approximately $875 million, will ultimately be redeployed into our offshore drilling business, either through continued growth of our high-spec jack-up fleet or expansion into the ultra-deepwater drilling segment.

“We also expect this transaction to create additional opportunities for LeTourneau and its employees, who will become part of an organization that is focused on manufacturing and will continue to encourage further innovations in both the mining equipment and drilling systems businesses.  I want to personally thank the LeTourneau management team for the many organizational and operational improvements they have made in the company and their invaluable assistance in reaching an agreement with Joy.  I likewise want to thank all of the LeTourneau employees for their dedication and service over the years as part of the Rowan family.”

Barclays Capital is acting as financial advisor to Rowan.

Rowan will host a conference call later this morning at 10:30 a.m. Central Daylight Time.  Interested parties are invited to listen to the call by telephone or over the Internet.  Individuals who wish to participate on the conference call by telephone can dial 877-869-3847, or internationally 201-689-8261.  Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan’s website at www.rowancompanies.com.  You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services.  Through its ownership of LeTourneau, the Company operates a manufacturing division that produces equipment for the drilling, mining and timber industries.  The Company’s stock is traded on the New York Stock Exchange.  Common Stock trading symbol: RDC.  For more information on Rowan, please visit www.rowancompanies.com.

2800 Post Oak Blvd., Suite 5450,  Houston, Texas 77056
Tel: (713) 621-7800  Fax: (713) 960-7509

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations.  Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

Rowan Contact:
Suzanne M. McLeod
Director of Investor Relations
(713) 960-7517
smcleod@rowancompanies.com